Exhibit 99.1

HOUSTON AMERICAN ENERGY CORP DECLARES SPECIAL DIVIDEND
~$0.20 Per Common Share~

HOUSTON, Dec. 6, 2010 -- Houston American Energy Corp (NYSE Amex: HUSA), today announced that its Board of Directors has declared a special dividend of $0.20 per common share to holders of record on December 17, 2010 with a payment date of December 28, 2010.

Mr. John F. Terwilliger, President and Chairman of Houston American Energy, stated, "2010 has been a terrific year for Houston American Energy. We continue to aggressively manage our asset base with a view to maximizing value to our shareholders through the drill bit and through strategic acquisitions and divestitures. As a result of our recently announced asset sales and lean cost structure, we have generated capital in excess of our projected requirements through the next year.  With this in mind, our Board of Directors has declared this special dividend so all shareholders may benefit. This is in keeping with our philosophy that Houston American is a company run by owners for owners."

About Houston American Energy Corp
Based in Houston, Texas, Houston American Energy Corp is an independent energy company with interests in oil and natural gas wells and prospects. The company's business strategy includes a property mix of producing and non-producing assets with a focus on Texas, Louisiana and Colombia.

For additional information, view the company's website at www.houstonamericanenergy.com or contact the Houston American Energy Corp at (713) 222-6966.